DELPHAX TRANSFERS LISTING TO THE NASDAQ CAPITAL MARKET

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Minneapolis, Feb. 26, 2007- Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, announced today that it has received approval from NASDAQ to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer is scheduled for the opening of trading tomorrow, Feb. 27, 2007. The listing change is due to the company not meeting the minimum stockholders' equity requirement for continued listing on The NASDAQ Global Market.

Delphax recently announced financial results for the first quarter of fiscal 2007. The company reported net sales of $11.7 million with net earnings of $47,000, or $0.01 per diluted share, compared with net sales of $12.7 million and a net loss of $156,000, or $0.02 per share, for the same period in fiscal 2006.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:

Gregory S. Furness Tom Langenfeld

Chief Financial Officer (for Delphax Technologies Inc.)

Delphax Technologies Inc. (952) 920-4624

(952) 939-9000

gfurness@delphax.com